EXHIBIT 5.1

Warner Norcross & Judd LLP

Attorneys at Law

900 Fifth Third Center

111 Lyon Street, N.W.

Grand Rapids, Michigan 49504-2487

June 1, 2015

Chemical Financial Corporation

235 E. Main Street

Midland, Michigan 48640

Re:	Post-Effective Amendment No. 1 to Form S-4 Registration Statement (File No. 333-202555) 132,891 Shares of Common Stock, Par Value $1.00 Per Share

Dear Ladies and Gentlemen:

We represent Chemical Financial Corporation, a Michigan corporation ("Chemical"), with respect to Post-Effective Amendment No. 1 (the "Amendment") to Form S-4 Registration Statement (File No. 333-202555), including the prospectus and proxy statement contained therein (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with the merger (the "Merger") of Lake Michigan Financial Corporation ("Lake Michigan Financial") with and into Chemical pursuant to the terms of an Agreement and Plan of Merger, dated as of January 5, 2015, between Chemical and Lake Michigan Financial (the "Merger Agreement"). The Merger became effective on May 31, 2015.

The Amendment is being filed pursuant to Rule 462(b) of the Act to register under the Registration Statement 132,891 shares of Chemical common stock (the "Shares") issuable upon the exercise of certain stock options (the "Stock Options") issued under the Lake Michigan Financial Corporation Stock Incentive Plan of 2003 (the "2003 Plan") and the Lake Michigan Financial Corporation Stock Incentive Plan of 2012 (the "2012 Plan," and collectively with the 2003 Plan, the "Plans"). Pursuant to the Merger, the Stock Options were converted into stock options for shares of Chemical common stock and Chemical assumed the Plans.

As counsel for Chemical, we are familiar with its Articles of Incorporation and Bylaws and have reviewed, among other things, the following:

1.	The Merger Agreement;

2.	The Registration Statement;

3.	The Amendment;

4.	The Plans;

5.	Certain resolutions of Chemical’s board of directors; and

6.	Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, and the authenticity of all documents submitted to us as originals or copies.

Based on the foregoing, we are of the opinion that, upon (i) the Amendment becoming effective under the Act; and (ii) the exercise of the Stock Options and the issuance of the Shares pursuant to the terms of the Plans, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

These opinions, which are limited to the matters specifically referenced in this letter and are further limited to the laws of the State of Michigan and the federal laws of the United States of America, are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement, as amended by the Amendment, and may not be relied on in connection with other matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Warner Norcross & Judd LLP

/s/ Charlie Goode
A Partner